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                                                                  EXHIBIT 120-20
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                   OFFICE OF THRIFT SUPERVISION
                 WAIVER OF REGULATORY PROVISION

                                           Order No.: 99-27
                                           Date: May 20, 1999

        Wilshire Real Estate Partnership L.P., Portland, Oregon, and Wilshire Real Estate Investment Trust Inc., Portland, Oregon (collectively, the "Acquirors") propose to acquire control of First Bank of Beverly Hills, FSB, Beverly Hills, California ("Savings Bank"), in connection with the reorganization in bankruptcy of Wilshire Financial Services Group, Inc. ("Holding Company"), the Savings Bank's holding company, without filing a holding company application with the Office of Thrift Supervision ("OTS") pursuant to 12 U.S.C. (S) 1467a(e) and 12 C.F.R. (S) 574.3(a). The Acquirors have presented materials to the OTS attempting to demonstrate that the proposed acquisition is exempt from prior OTS approval pursuant to 12 C.F.R
    (S) 574.3(d)(1)(ii).

         The materials submitted to the OTS indicate that several senior executive officers and directors of the Savings Bank and its current holding companies are controlling persons of or otherwise associated with the Acquirors. The Acquirors therefore are unable to satisfy one of the requirements for the exemption from prior approval, set forth at 12 C.F.R.
    (S) 574.3(d)(2)(ii), that until the OTS has acted favorably upon the acquiror's filing with the OTS, an acquiror shall not take any action to direct the management or policies of the savings association (which is defined to include savings and loan holding companies) or which are designed to effect a change in the business plan of the savings association other than voting on matters that may be presented to stockholders by management of the savings association.

          In order for the Acquirors to acquire control of the Savings Bank in connection with the proposed transaction without obtaining prior OTS approval, the OTS must waive the applicability of 12 C.F.R. (S) 574.3(d)(2)(ii). Under 12 C.F.R. (S) 500.30(a), the Director may, for good cause and to the extent permitted by statute, waive the applicability of any provision of 12 C.F.R. Chapter V, including 12 C.F.R. (S) 574.3(d)(2)(ii). The requirement set forth at 12 C.F.R. (S) 574.3(d)(2)(ii) is not set forth in any statute. In addition, based on the materials submitted in connection with the proposed transaction, a memorandum dated May 11, 1999, from the West Regional Office, a legal opinion dated May 18, 1999, from the Business Transactions Division, and other facts and circumstances known to the OTS, the Director concludes that there is good cause for waiver of 12 C.F.R. (S) 574.3(d)(2)(ii), provided that the Acquirors comply with the conditions set forth below.
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                                                             Order No. 99 - 27
                                                             Page 2

           Accordingly, the Director hereby waives the applicability of 12 C.F.R. (S) 574.3(d)(2)(ii) to the Acquirors' acquisition of stock of the Holding Company in connection with the Holding Company's reorganization in bankruptcy, subject to the following conditions:

      1. Within 30 days of the date of this order, the Acquirors must submit a holding company application to the OTS pursuant to 12 U.S.C. (S) 1467a(e) and 12 C.F.R. (S) 574.3, decrease their holdings of the Holding Company's stock to ten percent or less, or otherwise take action resulting in the Acquirors no longer controlling the Savings Bank, as control is determined under 12 C.F.R. (S) 574.4;

      2. Until the OTS acts favorably an a holding company application submitted by the Acquirors:

          (a) the Acquirors must not take any action to effect a change in the business plan of the Savings Bank or any of its holding companies, except with prior OTS approval;

          (b) no officers or employees of either of the Acquirors, or any other person associated with either of the Acquirors, may become an officer or director of the Savings Bank or any of its holding companies, except that officers or employees of either of the Acquirors or any other person associated with either of the Acquirors may continue to hold any positions with the Savings Bank or its holding companies that they may have held on the date of this order; and

          (c) neither the Acquirors, nor any controlling person, officer or employee of either of the Acquirors, nor any party acting in concert with either of the Acquirors or such person, may acquire shares of the Holding Company or the Savings Bank, other than in the Holding Company's reorganization in bankruptcy.

           By order of the Director of the Office of Thrift Supervision, or her designee, effective May 20. 1999.

                                                        /s/ Ellen Seidman
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                                                        Ellen Seidman
                                                        Director